Reconciliation of Non-GAAP Measures

In the following tables, the Company has presented certain financial measures and ratios identified as non-GAAP. The Company believes this non-GAAP information is a useful measure to investors because it allows for a more direct comparison of the Company’s performance for 2013 as compared with prior years and is useful in assessing the Company’s progress in achieving its long-term financial objectives. The 2013 results represent the 52 weeks ended February 1, 2014 as compared with 53 weeks in 2012, and 52 weeks in the 2011 reporting year.

The following represents a reconciliation of the non-GAAP measures discussed throughout the Overview of Consolidated Results:

	2013	2012	2011
	(in millions, except per share amounts)
Sales:
Sales	$6,505	$6,182	$5,623
53rd week	—	81	—
Sales excluding 53rd week (non-GAAP)	$6,505	$6,101	$5,623

Pre-tax income:
Income before income taxes	$663	$607	$435
Pre-tax amounts excluded from GAAP:
Runners Point Group integration and acquisition costs	6	—	—
Impairment and other charges	2	12	5
53rd week	—	(22)	—
Total pre-tax amounts excluded	8	(10)	5
Income before income taxes (non-GAAP)	$671	$597	$440

Calculation of Earnings Before Interest and Taxes (EBIT):
Income before income taxes	$663	$607	$435
Interest expense, net	5	5	6
EBIT	$668	$612	$441

Income before income taxes (non-GAAP)	$671	$597	$440
Interest expense, net	5	5	6
EBIT (non-GAAP)	$676	$602	$446

EBIT margin %	10.3%	9.9%	7.8%
EBIT margin % (non-GAAP)	10.4%	9.9%	7.9%

After-tax income:
Net income	$429	$397	$278
After-tax amounts excluded from GAAP:
Runners Point Group acquisition and integration costs	5	—	—
Impairment and other charges	1	7	3
53rd week	—	(14)	—
Settlement of foreign tax audits	(3)	(9)	—
Canadian tax rate changes	—	(1)	—
Net income (non-GAAP)	$432	$380	$281

Net income margin %	6.6%	6.4%	4.9%
Net income margin % (non-GAAP)	6.6%	6.2%	5.0%

Diluted earnings per share:
Net income	$2.85	$2.58	$1.80
Runners Point Group acquisition and integration costs	0.03	—	—
Impairment and other charges	0.01	0.05	0.02
53rd week	—	(0.09)	—
Settlement of foreign tax audits	(0.02)	(0.06)	—
Canadian tax rate changes	—	(0.01)	—
Net income (non-GAAP)	$2.87	$2.47	$1.82

The Company estimates the tax effect of the non-GAAP adjustments by applying its effective tax rate to each of the respective items.

During 2013 and 2012, the Company recorded benefits of $3 million and $9 million, or $0.02 per diluted share and $0.06 per diluted share, respectively, to reflect the settlement of foreign tax audits, which resulted in a reduction in tax reserves established in prior periods. Additionally in 2012, the Company recorded a benefit of $1 million, or $0.01 per diluted share to reflect the repeal of the last two stages of certain Canadian provincial tax rate changes.

When assessing Return on Invested Capital (“ROIC”), the Company adjusts its results to reflect its operating leases as if they qualified for capital lease treatment. Operating leases are the primary financing vehicle used to fund store expansion and, therefore, we believe that the presentation of these leases as capital leases is appropriate. Accordingly, the asset base and net income amounts are adjusted to reflect this in the calculation of ROIC. ROIC, subject to certain adjustments, is also used as a measure in executive long-term incentive compensation.

The closest GAAP measure is Return on Assets (“ROA”) and is also represented below. ROA increased to 12.5 percent as compared with 12.4 percent in the prior year reflecting the Company’s overall performance in 2013.

	2013	2012	2011

ROA (1)	12.5%	12.4%	9.4%
ROIC % (non-GAAP)(2)	14.1%	14.2%	11.8%

(1)	Represents net income of $429 million, $397 million, and $278 million divided by average total assets of $3,427 million, $3,209 million, and $2,973 million for 2013, 2012, and 2011, respectively.

(2)	See below for the calculation of ROIC.

	2013	2012	2011
	(in millions)
EBIT (non-GAAP)	$676	$602	$446
+ Rent expense	600	560	544
- Estimated depreciation on capitalized operating leases (3)	(443)	(409)	(389)
Net operating profit	833	753	601
- Adjusted income tax expense (4)	(298)	(274)	(218)
= Adjusted return after taxes	$535	$479	$383

Average total assets	$3,427	$3,209	$2,973
- Average cash, cash equivalents and short-term investments	(898)	(890)	(774)
- Average non-interest bearing current liabilities	(630)	(592)	(519)
- Average merchandise inventories	(1,194)	(1,118)	(1,064)
+ Average estimated asset base of capitalized operating leases (3)	1,829	1,552	1,429
+ 13-month average merchandise inventories	1,269	1,200	1,192
= Average invested capital	$3,803	$3,361	$3,237

ROIC %	14.1%	14.2%	11.8%

(3)	The determination of the capitalized operating leases and the adjustments to income have been calculated on a lease-by-lease basis and have been consistently calculated in each of the years presented above. Capitalized operating leases represent the best estimate of the asset base that would be recorded for operating leases as if they had been classified as capital or as if the property were purchased.

(4)	The adjusted income tax expense represents the marginal tax rate applied to net operating profit for each of the periods presented.